Exhibit 99.1

VYNE Therapeutics Announces Positive Phase 1b Efficacy Data for FMX114 from Phase 1b/2a Trial for the Treatment of Mild-to-Moderate Atopic Dermatitis

•	At week 2, FMX114 demonstrated a statistically significant reduction in both absolute and percent change in ADSI score compared to vehicle

•	Phase 2a safety and efficacy results expected in the second quarter

BRIDGEWATER, N.J., April 7, 2022 -- VYNE Therapeutics Inc. (Nasdaq: VYNE) (“VYNE” or the “Company”), a biopharmaceutical company developing proprietary, innovative, and differentiated therapies for the treatment of immuno-inflammatory conditions, today announced positive efficacy results from the Phase 1b segment of a Phase 1b/2a clinical trial evaluating FMX114 for the treatment of mild-to-moderate atopic dermatitis (“AD”).

FMX114 is VYNE’s proprietary investigational combination gel formulation of tofacitinib and fingolimod that is designed to address both the source and cause of inflammation in AD. FMX114 has the potential to be the first topical combination product for the treatment of AD.

The objective of the Phase 1b study segment was to evaluate the preliminary clinical safety, dermal tolerance and pharmacokinetics of FMX114 and vehicle when topically applied to individual qualifying AD lesions for 2 weeks. Efficacy was also assessed over the two-week treatment period.

At the study baseline visit, each subject (N=4) had two AD lesions of comparable severity and extent based on the Atopic Dermatitis Severity Index (“ADSI”) scoring assessment1. Target lesions were randomized and treated twice daily with either FMX114 or vehicle gel.

Efficacy data for the Phase 1b segment of the trial was assessed based on the absolute and percent change relative to baseline in ADSI score at week 2.

•	Mean ADSI scores for FMX114 and vehicle treated lesions were 7.8 and 8.0, respectively, at baseline.

•	Mean reduction in ADSI score from baseline was -6.3 (-81.4% mean reduction) for FMX114 treated lesions compared to -4.3 (-54.3% mean reduction) for vehicle treated lesions at week 2 (p=0.004, LOCF, ITT).

In addition, the effect of FMX114 on reducing pruritus (itch) was also assessed using the worst pruritus Numerical Rating Scale (“NRS”).

•	Subjects reported a 96.4% mean reduction in worst pruritus NRS from baseline for lesions treated with FMX114 compared to a 45.8% mean reduction for vehicle treated lesions at week 2.

Dr. Iain Stuart, Chief Scientific Officer of VYNE, stated, “We are encouraged by these early efficacy results from this Phase 1b segment of the trial showing that, based on ADSI scoring, FMX114 treatment demonstrated a statistically significant improvement of the signs and symptoms of AD in 2 weeks. We look forward to topline results from the Phase 2a segment of the study in the second quarter.”

About The FMX114 Phase 1b/2a study (VY2021-01, ClinicalTrials.gov Identifier: NCT04927572)

The Phase 1b/2a study is a randomized, double-blinded trial designed to compare the safety and efficacy of FMX114 gel with vehicle gel. The Phase 1b segment enrolled four subjects and the Phase 2a segment of the study is expected to enroll up to 25 subjects, with each subject serving as their own control. The enrollment criteria specifies that subjects must have two comparable target AD lesions for treatment upon entry. Participants will have FMX114 gel applied to one of these lesions and vehicle gel to the other.

During the Phase 1b segment, four subjects were initially treated twice daily with FMX114 and vehicle for up to two weeks to evaluate preliminary safety of FMX114 and the pharmacokinetics of each component (tofacitinib, fingolimod and the active metabolite, fingolimod 1-phosphate). There were no meaningful differences between FMX114 treatment and vehicle-treated lesions at baseline, according to ADSI, TLSS, pruritus NRS and lesion size.

The 25 subjects in the Phase 2a segment will receive FMX114, and vehicle treatment applied twice daily for four weeks in a double-blinded phase of the study to further evaluate safety, pharmacokinetics and efficacy. After completion of this phase, these subjects may continue into a two-week open-label treatment phase and will be able to apply the active drug to both lesions.

About FMX114

FMX114 is VYNE’s proprietary investigational combination gel formulation of tofacitinib and fingolimod. The product is designed to address both the source and cause of inflammation in AD through a combination of tofacitinib (a Janus kinase inhibitor) that acts with cells to reduce inflammation by inhibiting cytokine release from inflammatory cells2) and fingolimod (a Sphingosine 1-phosphate receptor modulator) that acts outside of cells to reduce inflammation by inhibiting migration of inflammatory cells3. In addition, fingolimod may also directly support skin barrier recovery because it is known to upregulate filaggrin, a protein that plays an important role in the skin’s barrier function4,5. FMX114 has the potential to be the first topical combination product for the treatment of AD as well as the first topical product in clinical development that utilizes the sphingosine 1-phosphate receptor modulation mode of action.

About Atopic Dermatitis

Atopic dermatitis (AD) is a chronic, severe form of eczema that is characterized by the appearance of dry, red, and itchy skin. AD most commonly affects the cheeks, arms, and legs. Flare-ups often occur and symptoms can worsen leading to more-intense itching and worsening of disease. AD flares are triggered by stress, temperature changes, sweat, various skin irritants, and allergies. AD can have a wide-ranging impact on quality of life and there is a substantial monetary burden from direct and indirect costs to this patient population. While AD occurs most often in childhood, it can develop at any point in a person’s lifetime and affects approximately 30 million people in the U.S. alone. Approximately 22 million of those diagnosed are on treatment, with 19 million registering mild to moderate disease.  According to Symphony Health data, there were over 7 million prescriptions written in 2019 alone for the treatment of AD.

1. The Atopic Dermatitis Severity Index (ADSI) comprises an assessment of erythema, pruritus, exudation, excoriation, and lichenification, each on a scale of 0 to 3 to give a maximum score of 15. Van Leent EJMGräber MThurston MWagenaar ASpuls PIBos JD Effectiveness of the ascomycin macrolactam SDZ ASM 981 in the topical treatment of atopic dermatitis. Arch Dermatol. 1998;134805- 809.

2. Schwartz DM, Kanno Y, Villarino A, Ward M, GadinaM and O’Shea JJ, Nat Rev Drug Discov. 2017 Dec 28; 17(1):78.

3. Czeloth N, Bernhardt G, Hofman F, Genth H and Forster R, J Immunol,2005 Sep; 175(5):2960-2967.

4. Allende ML, Sipe LM, TuymetovaG, Wilson-HenjumKL, Chen W and ProiaRL, J Biol Chem. 2013 Jun 21; 288(25): 18381–18391.

5. Tsuji T, OkunoS, Kuroda A, HamazakiJ, ChikamiT, Sakurai S, Yoshida Y, BannoR, Fujita T and Kohno T, Allerg. Int., 2016; 65: 172-179.

About VYNE Therapeutics Inc.

VYNE’s mission is to improve the lives of patients by developing proprietary, innovative, and differentiated therapies for the treatment of immuno-inflammatory conditions. The Company’s unique and proprietary pipeline includes FMX114 for the potential treatment of mild-to-moderate atopic dermatitis, and access to a library of bromodomain & extra-terminal (BET) domain inhibitors licensed from In4Derm Limited. The BET inhibitor platform includes lead programs VYN201 (pan-BETi) and VYN202 (selective-BETi) and access to a library of (BET) domain inhibitors for the potential treatment of immuno-inflammatory conditions.

For more information about VYNE Therapeutics Inc. or its investigational products, visit www.vynetherapeutics.com. VYNE may use its website to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor VYNE’s website in addition to following its press releases, filings with the U.S. Securities and Exchange Commission, public conference calls, and webcasts.

Investor Relations:

John Fraunces

LifeSci Advisors, LLC

917-355-2395

jfraunces@lifesciadvisors.com

Tyler Zeronda
VYNE Therapeutics Inc.
908-458-9106
Tyler.Zeronda@VYNEtx.com

Cautionary Statement Regarding Forward-Looking Statements

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the development and commercialization of VYNE’s product candidate, FMX114, and other statements regarding the future expectations, plans and prospects of VYNE. All statements in this press release which are not historical facts are forward-looking statements. Any forward-looking statements are based on VYNE’s current knowledge and its present beliefs and expectations regarding possible future events and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially and adversely from those set forth or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the timing, outcome and cost of preclinical and clinical trials for current and future product candidates; determination by the FDA that results from VYNE’s preclinical and clinical trials are not sufficient to support registration or marketing approval of product candidates; adverse events associated with the development of FMX114 and VYNE’s other product candidates; the COVID-19 pandemic and its impact on our business operations and liquidity, including our ability to enroll patients and progress clinical trials; the size of the atopic dermatitis market; the potential patient base and commercial potential of FMX114 or any of VYNE’s other product candidates; risks of potential litigation by third-parties regarding infringement of third-party intellectual property; risks that VYNE’s intellectual property rights, such as patents, may fail to provide adequate protection, may be challenged and one or more claims may be revoked or interpreted narrowly or will not be infringed; risks that any of VYNE’s patents may be held to be narrowed, invalid or unenforceable or one or more of VYNE’s patent applications may not be granted and potential competitors may also seek to design around VYNE’s granted patents or patent applications; additional competition in the markets in which we compete; inability to raise additional capital on favorable terms or at all; VYNE’s ability to recruit and retain key employees; and VYNE’s ability to stay in compliance with applicable laws, rules and regulations, including Nasdaq’s continued listing rules. For a discussion of other risks and uncertainties, and other important factors, any of which could cause VYNE’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in VYNE’s Annual Report on Form 10-K for the year ended December 31, 2021, as well as discussions of potential risks, uncertainties, and other important factors in VYNE’s subsequent filings with the U.S. Securities and Exchange Commission. Although VYNE believes these forward-looking statements are reasonable, they speak only as of the date of this announcement and VYNE undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as otherwise required by law. Given these risks and uncertainties, you should not rely upon forward-looking statements as predictions of future events.